TeleCommunication Systems Reports Second Quarter 2009 Results

Q2 Revenue Up 53% Year-Over-Year to $67.1 mil.; Net Income Up 69% Year-Over-Year to $6.6 mil. or $0.13 per Diluted Share and EBITDA Doubles to $14.5 mil. or $0.28 per Diluted Share (excluding Q2-2008 Patent Sale Gain)

ANNAPOLIS, MD -- (Marketwire - July 30, 2009) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a leading provider of mission-critical wireless communications technology, reported results for the second quarter ended June 30, 2009.

Second Quarter 2009 Results

--  Revenue was $67.1 million, an increase of 53% from $43.9 million in the second quarter of 2008. Total funded and unfunded backlog at quarter end was $406 million versus $206 million at June 30, 2008.

--  EBITDA (Earnings before Interest, Taxes, Depreciation and
    Amortization, including non-cash stock-based compensation) for the quarter was $14.5 million or $0.28 per diluted share, which was up 103%, excluding the $8.1 million gain from the patent sale in the year ago quarter (see discussion about the presentation of EBITDA below).

--  Pre-tax income was $10.8 million or $0.21 per diluted share. Excluding the $8.1 million or $0.18 per diluted share gain from the sale of a patent in Q2 2008, pre-tax income in the second quarter 2009 increased 167% over the same year ago quarter.

--  Net income after a 39% tax provision in Q2 2009 was $6.6 million or
    $0.13 per diluted share, versus $0.26 in the second quarter of 2008 which included $0.18 per diluted share from the patent sale gain, and reflected an insignificant income tax provision.

Summary of Reported Income (unaudited)

                                                      Three months ended
                                                            June 30
                                                     ---------------------
                                                       2009        2008
                                                     ---------   ---------
Revenue:                                             $  67,136   $  43,911
                                                     ---------   ---------
Income:
EBITDA (see accompanying reconciliation)             $  14,545   $   7,168
Noncash charges                                         (3,536)     (3,026)
                                                     ---------   ---------
Income from operations before gain on sale of patent    11,009       4,142
Gain on sale of patent                                       -       8,060
                                                     ---------   ---------
Income from operations                                  11,009      12,202
Other income/(expense)                                    (173)        (85)
Tax provision                                           (4,230)       (152)
                                                     ---------   ---------
Net Income                                           $   6,606   $  11,965
                                                     =========   =========
Income per diluted share
EBITDA (see accompanying reconciliation)             $    0.28   $    0.16
Noncash charges                                          (0.07)      (0.07)
                                                     ---------   ---------
Income from operations before gain on sale of patent      0.20        0.09
Gain on sale of patent                                       -        0.18
                                                     ---------   ---------
Income from operations                                    0.21        0.27
Tax provision                                            (0.07)      (0.00)
                                                     ---------   ---------
Net Income                                           $    0.13   $    0.26
                                                     =========   =========
Shares used in calculation - Diluted                    51,968      45,664
                                                     =========   =========

Management Commentary

"Our second quarter continued the strong, across-the-board operational performance we realized in Q1 and advances us solidly towards exceeding our goals for 2009," said Maurice B. Tosé, TCS chairman and CEO. "We closed on the purchase of LocationLogic assets, and we are already realizing new leverage with the team and products that we are integrating with our incumbent location portfolio.

"Recurring services revenue and profit grew to record levels with the contributions from these acquired location applications, as well as organic growth in E9-1-1 and software maintenance revenue, and growth in government professional services, teleport and maintenance business.

"Systems revenues were also up, as demand for text messaging licenses was driven by continuing sharp growth in wireless subscriber usage. The favorable outlook for continued demand through 2010 is becoming clearer as planning and negotiations are proceeding. Government systems volume and mix were favorable to our expectations, and reflect continued progress in expanding our penetration of secure satellite-based communication solution opportunities.

"Finally, we closed on an expanded senior lending facility, so that we ended the quarter with $59 million of cash and $29 million of unused revolving credit availability. Our company is a platform for growth in exciting areas, and we intend to continue to make judicious investments towards fulfilling the company's full potential."

Second Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                              Three months ended June 30
             -------------------------------------------------------------
                     2009                 2008            Incr. (Decr.)
             -------------------  -------------------  --------------------
             Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  -----  -----  -----  -----  ------ ------ ------
Revenue
 ($millions)
  Services   $20.7  $13.9  $34.6  $16.5  $ 7.8  $24.3  $  4.2 $  6.1 $ 10.3
  Systems     12.4   20.1   32.5    9.1   10.5   19.6     3.3    9.6   12.9
             -----  -----  -----  -----  -----  -----  ------ ------ ------
    Total
     revenue $33.1  $34.0  $67.1  $25.6  $18.3  $43.9  $  7.5 $ 15.7 $ 23.2
             =====  =====  =====  =====  =====  =====  ====== ====== ======

Gross profit
 ($millions)
  Gross
   profit-
   services  $12.3  $ 3.5  $15.8  $ 8.6  $ 1.5  $10.1  $  3.7 $  2.0 $  5.7
      As % of
       rev      59%    25%    46%    52%    19%    42%
  Gross
   profit-
   systems    10.0    4.3   14.3    6.3    2.8    9.1     3.7    1.5    5.2
      As % of
       rev      81%    21%    44%    69%    27%    46%
             -----  -----  -----  -----  -----  -----  ------ ------ ------
    Total
     Gross
     Profit  $22.3  $ 7.8  $30.1  $14.9  $ 4.3  $19.2  $  7.4 $  3.5 $ 10.9
             =====  =====  =====  =====  =====  =====  ====== ====== ======
      As % of
       rev      67%    23%    45%    58%    23%    44%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue was a record $33.1 million, up 29% from the same year-ago quarter, and gross profit was up 50% to a record $22.3 million. Services revenue growth includes higher maintenance and E9-1-1 revenue, as well as subscriber-based revenue from LocationLogic applications following the May 19, 2009 acquisition. Commercial systems revenue was up 37% year-over-year to $12.4 million.

Commercial segment gross profit was 67% of commercial revenue, up from 58% a year ago. The higher gross profit on commercial services reflects inclusion of LocationLogic subscriber based revenue for part of the quarter, and higher systems gross profit reflects the higher volume of license sales to accommodate customer growth in the use of our text messaging software.

Government Segment Revenue and Gross Profit:

Revenue from government customers for the quarter was $34 million, up 86% from the same year-ago quarter. Services revenue was up $6.1 million or 78% over the second quarter of 2008, and systems sales were up $9.6 million or 91% over the year-ago quarter.

Gross profit from government customers was $7.8 million in the second quarter of 2009, up 81% from same year-ago quarter. The gross profit as a percentage of government segment revenue was about the same as the year-ago quarter at 23%.

Operating Costs and Expenses:

R&D: Second quarter 2009 R&D expense was $4.9 million (7% of revenue), up $1 million or 26% from $3.9 million (9% of revenue) in the second quarter of 2008. Investments include development of LocationLogic application software acquired during the quarter, along with continuing work on location platform, electronic map applications, VoIP and wireless E9-1-1, text messaging, and deployable satcom technology.

SG&A: Second quarter 2009 selling, general and administrative expense was $12.6 million (19% of revenue), up from $9.6 million (22% of revenue) in the second quarter of 2008. Direct and variable sales and marketing programs have been increased for both the commercial and government business segments. Administrative expenses include transaction costs associated with acquiring the assets of LocationLogic.

Noncash charges: Total non-cash charges to operating profit were $3.5 million in the second quarter of 2009 versus $3 million in the same year-ago quarter.

Income from Operations:

Income from operations was $11 million for the second quarter of 2009, down 10% from $12.2 million in the same year-ago quarter, which included an $8.1 million gain on sale of patent.

Income Taxes:

The company recorded a $4.2 million provision for income taxes against pre-tax income for the second quarter of 2009, representing an effective tax rate of approximately 39%. In the second quarter of 2008, which was prior to the year-end reversal of the deferred tax asset (benefit) reserve, the only tax provision was $0.2 million for alternative minimum taxes.

Net Income:

Net income for the second quarter was $6.6 million or $0.13 per diluted share, compared to net income of $12 million or $0.26 per diluted share in the second quarter of 2008, which included an $8.1 million patent sale gain. The increase in the diluted share count from 45.6 million for the 2008 second quarter to 52.0 million for the second quarter of 2009 mainly reflects the impact on employee options due to higher market price, and the issuance of 1.4 million shares during the quarter for the LocationLogic acquisition, and the fourth quarter 2008 exercise of 1 million investor warrants.

Liquidity and Capital Resources:

At June 30, 2009, TCS had $59 million of cash and equivalents, compared to $35 million at the end of last quarter. Funds were generated in the second quarter from $14.5 million in EBITDA, $22.5 million from new financing and lease financing of fixed asset purchases and $1.3 million from stock option exercises. Uses of cash during the quarter were $15 million for acquiring the assets of LocationLogic (in addition to $10 million of new stock), $3.6 million of capital expenditures, including software development, $7.3 million for debt repayment, and a $12.4 million increase in working capital. We had approximately $29 million of unused borrowing availability under our available lines of credit.

Intellectual Property:

TCS was issued six patents during the second quarter, and acquired 11 patents and 11 patent applications as part of acquiring the assets of LocationLogic. The company's patent portfolio includes 87 patents issued in the U.S. and abroad, with 252 patent applications pending. The company continued efforts to monetize its patents through licensing and other arrangements, as well as use them to position the company for competitive advantages.

Backlog:

                                           New
                                          Orders/
                             3/31/2009  Acquisitions  Revenue    6/30/2009
                             ----------  ---------   ---------   ----------
Funded Contract Backlog
                  ($mil)
             Commercial      $     87.8  $    47.7   $   (33.0)  $    102.5
             Government      $     68.9  $    27.9   $   (34.1)  $     62.7
                             ----------  ---------   ---------   ----------
  Total Funded Contract
                Backlog      $    156.7  $    75.6   $   (67.1)  $    165.2
       Customer Options      $    257.8  $   (16.8)  $       -   $    241.0
                             ----------  ---------   ---------   ----------
          Total Backlog      $    414.5  $    58.8   $   (67.1)  $    406.2
                             ==========  =========   =========   ==========

Funded contract backlog on June 30, 2009 was approximately $165 million of which the Company expects to recognize approximately $124 million in the next twelve months. Total backlog was approximately $406 at the end of the second quarter of 2009. Funded contract backlog represents contracts for which fiscal year funding has been appropriated by our customers (mainly federal agencies), and for our hosted services is computed by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements, which we believe is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. Company backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                        Three months ended
GAAP to non-GAAP Reconciliation                               June 30
    (amounts in thousands)                              ------------------
                                                           2009      2008
                                                        --------- --------
Consolidated Statement of Operations Reconciliation         (unaudited)

Net income on a GAAP basis                              $   6,606 $ 11,965
  Depreciation and amortization of property and
   equipment                                                1,434    1,506
  Amortization of stock-based compensation                  1,218      923
  Interest, financing, and other costs                        173       85
  Amortization of software development costs                  762      560
  Amortization of acquired intangible assets                  122       37
  Provision for income taxes                                4,230      152
                                                        --------- --------
EBITDA from continuing operations including gain on
 sale of patent                                            14,545   15,228
                                                        --------- --------
  Less gain from sale of patent                                 -   (8,060)
                                                        --------- --------
EBITDA from continuing operations before gain on sale
 of patent                                              $  14,545 $  7,168
                                                        ========= ========

Consolidated Statement of Operations Reconciliation per
 Share-Diluted
Net Income (loss) per share on a GAAP basis             $    0.13 $   0.26
  Depreciation and amortization of property and
   equipment                                                 0.03     0.03
  Amortization of stock-based compensation                   0.02     0.02
  Interest, financing, and other costs                       0.00     0.00
  Amortization of software development costs                 0.01     0.01
  Amortization of acquired intangible assets                 0.00     0.00
  Provision for income taxes                                 0.08     0.00
                                                        --------- --------
EBITDA from cont. ops per share incl gain on sale of
 patent - Diluted                                            0.28     0.33
                                                        --------- --------
  Less gain from sale of patent                                 -    (0.18)
                                                        --------- --------
EBITDA from continuing operations before gain on sale
 of patent                                              $    0.28 $   0.16
                                                        ========= ========

Shares used in calculation - Diluted                       51,968   45,644
                                                        ========= ========

Conference Call

TCS will hold a conference call later today (Thursday, July 30, 2009) to discuss these second quarter 2009 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

        Dial-In Number: 1-800-862-9098
        International: 1-785-424-1051
        Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until August 30, 2009:

        Toll-free replay number: 1-800-688-7945
        International replay number: 1-402-220-1370
        (No passcode required)

About TeleCommunication Systems

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) engineers and delivers highly reliable wireless communications technology. TCS is a leader in wireless text messaging and location-based technology, including E9-1-1 services and commercial applications like navigation that use the precise location of a wireless device, and secure satellite-based communications systems and services. Customers include leading wireless and VoIP carriers around the world, cable MSOs, automotive telematics vendors, and agencies of the U.S. Departments of Defense, State, and Homeland Security. TCS is one of six primary vendors on a $5 billion Army Worldwide Satellite Systems Contract vehicle. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tosé generally, including that the Company's second quarter performance advances the Company toward exceeding goals for 2009, (b) integration of LocationLogic assets will create new competitive leverage, (c) services revenues are recurring; (d) the demand for text messaging licenses will continue and produce growth in the Company's Commercial segment, (e) the Company expects to continue expanding penetration of secured satellite based communication solution opportunities, (f) the Company intends to make judicious investments towards fulfilling its potential, (g) the Company will continue its efforts to monetize its patents, and (h) the Company's assumptions regarding the backlog are accurate.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                     June 30,  December 31,
                                                       2009        2008
                                                    ----------- -----------
                                                    (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                       $    59,014 $    38,977
    Accounts receivable, net                             48,137      61,827
    Unbilled receivables                                 20,360      21,797
    Inventory                                            12,483       2,715
    Investment in marketable securities                      60          78
    Deferred income tax benefit                           9,736       9,736
    Deferred costs and other current assets               4,944       3,791
                                                    ----------- -----------
        Total current assets                            154,734     138,921

  Property and equipment, net                            15,559      12,391
  Software development costs, net                        10,805       2,773
  Acquired intangible assets, net                         4,105         562
  Goodwill                                               13,377       1,813
  Defered income tax benefit                             17,614      24,309
  Other assets                                            2,407       1,190
                                                    ----------- -----------
        Total assets                                $   218,601 $   181,959
                                                    =========== ===========

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses           $    37,182 $    51,588
    Deferred revenue                                     11,528       4,349
    Current portion of capital leases and notes
     payable                                              6,697       3,837
                                                    ----------- -----------
        Total current liabilities                        55,407      59,774

  Capital leases and notes payable, less current
    portion, and other long term debt                    21,969       7,913

  Total stockholders' equity                            141,225     114,272
                                                    ----------- -----------
        Total liabilities and stockholders' equity  $   218,601 $   181,959
                                                    =========== ===========

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                    Three months ended   Six months ended
                                         June 30,            June 30,
                                    ------------------  ------------------
                                      2009      2008      2009      2008
                                    --------  --------  --------  --------
                                        (unaudited)         (unaudited)
Revenue
  Services                          $ 34,594  $ 24,334  $ 65,218  $ 47,100
  Systems                             32,542    19,577    72,419    37,224
                                    --------  --------  --------  --------
      Total revenue                   67,136    43,911   137,637    84,324

Direct costs of revenue
  Direct cost of services revenue     18,820    14,179    37,189    27,837
  Direct cost of systems              18,266    10,520    45,154    17,711
                                    --------  --------  --------  --------
      Total direct cost of revenue    37,086    24,699    82,343    45,548

  Services gross profit               15,774    10,155    28,029    19,263
    As a % of revenue                     46%       42%       43%       41%
  Systems gross profit                14,276     9,057    27,265    19,513
    As a % of revenue                     44%       46%       38%       52%
                                    --------  --------  --------  --------
      Total gross profit              30,050    19,212    55,294    38,776
        Total gross profit as a %
         of revenue                       45%       44%       40%       46%

Operating costs and expenses
  Research and development expense     4,915     3,935     9,789     8,023
  Sales and marketing expense          4,172     3,595     8,163     6,694
  General and administrative
   expense                             8,398     5,997    15,290    11,315
  Depreciation and amortization of
   property and equipment              1,434     1,506     2,888     2,996
  Amortization of acquired
   intangible assets                     122        37       159        74
                                    --------  --------  --------  --------
    Total operating costs and
     expenses                         19,041    15,070    36,289    29,102
                                    --------  --------  --------  --------
  Gain on sale of patent                   -     8,060         -     8,060
                                    --------  --------  --------  --------

Income from operations                11,009    12,202    19,005    17,734

Cash interest expense                   (225)     (200)     (413)     (529)
Amortization of debt issuance
 expenses                                (53)      (22)      (58)     (146)
Other income/(expense), net              105       137       284      (276)
                                    --------  --------  --------  --------
Income before income taxes            10,836    12,117    18,818    16,783

Provision for income taxes            (4,230)     (152)   (7,345)     (200)
                                    --------  --------  --------  --------
Net income                          $  6,606  $ 11,965  $ 11,473  $ 16,583
                                    ========  ========  ========  ========

Net income per share-basic          $   0.14  $   0.28  $   0.25  $   0.39
                                    ========  ========  ========  ========

Net income per share-diluted excl.
 patent sale                        $   0.13  $   0.09  $   0.22  $   0.19

Gain on sale of patent per
 share-diluted                      $      -  $   0.18  $      -  $   0.18
                                    --------  --------  --------  --------

Net income per share-diluted        $   0.13  $   0.26  $   0.22  $   0.37
                                    ========  ========  ========  ========

Weighted average shares
 outstanding-basic                    46,765    42,486    46,170    42,380
Weighted average shares
 outstanding-diluted                  51,968    45,644    51,557    44,800

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com